Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-129884, 333-134280, 333-142701, 333-160496 and 333-167925) and Forms S-3 (File Nos. 333-129680, 333-134279, 333-141014, 333-161453, 333-162160, 333-163517, 333-166444 and 333-174292) of ZIOPHARM Oncology, Inc. of our report dated March 18, 2013 relating to our audit of the financial statements and the effectiveness of internal control over financial reporting (which report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern), which appears in this Annual Report on Form 10-K of ZIOPHARM Oncology, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

Boston, Massachusetts

March 18, 2013